UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 2, 2008

SCOTTISH RE GROUP LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands (State or Other Jurisdiction of Incorporation)	001-16855 (Commission File Number)	98-0362785 (I.R.S. Employer Identification No.)

P.O. Box HM 2939 Crown House, Second Floor, 4 Par-la-Ville Road Hamilton HM12 Bermuda (Address of Principal Executive Offices)	N/A (Zip Code)

(441) 295-4451

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 2, 2008, Scottish Re Group Limited (the “Company”) received notification from the New York Stock Regulation, Inc. (“NYSE Regulation”) indicating that the Company is below the New York Stock Exchange’s (“NYSE”) continuing compliance standards because, as is as required by paragraph 802.01C of the NYSE Listed Company Manual, the average closing stock price of the Company’s ordinary shares was less than $1.00 over a consecutive thirty trading-day period.

The Company has notified the NYSE that it intends to submit plans to address the price deficiency within the required ten business day period following receipt of the notification.

Subject to ongoing reassessment by NYSE Regulation, the notification has no effect on the listing of the Company’s ordinary shares and 7.25% non-cumulative perpetual preferred shares, and the ordinary and preferred shares will continue to trade on the NYSE under the symbols “SCT” and “SCT-PB,” respectively. Under NYSE rules, at the end of the six month period following receipt of the original notification, the Company must have brought its ordinary shares price and average share price for a consecutive thirty trading-day period back above $1.00, or be subject to suspension and delisting procedures. In the interim, the NYSE will add the indicator “.BC” to the ticker symbol for the Company’s ordinary and preferred shares to signify that the Company remains “below criteria” required by the NYSE for continued listings.

Item 9.01.     Financial Statements and Exhibits

99.1 Press Release of Scottish Re Group Limited dated January 7, 2008.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SCOTTISH RE GROUP LIMITED

By:	/s/ Paul Goldean
Paul Goldean
Chief Administrative Officer

Dated: January 7, 2008

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